EXHIBIT 99

FOR IMMEDIATE RELEASE:     FOR MORE INFORMATION CONTACT:
                               David Burd, Public Relations Manager
                               (301) 428-9100

              MICROLOG ANNOUNCES CHANGE IN CHIEF EXECUTIVE OFFICER

GERMANTOWN, MARYLAND, March 29, 1999 -- MICROLOG CORPORATION (NASDAQ:MLOG) announced today that Richard A. Thompson has resigned as President and Chief Executive Officer (CEO) of the Company. He will continue as a consultant and member of the Board. David B. Levi, a Director of the Company and member of its Office of the President, will serve as President and CEO on an interim basis while Microlog seeks a new Chief Executive Officer.

"Our financial performance in 1998 has been an extreme disappointment. As CEO, I hold myself responsible and accountable" stated Mr. Thompson. "I am pleased to have accomplished a great deal in creating a vision and establishing some momentum to transform the Company from a value added reseller of custom engineered, interactive voice response systems, to a player in the new, high-growth, multiple media contact center software market. The Board and I agree that it is time for a management change. I will work with David Levi and the other executives of the Company to foster a smooth transition to profitable operations as soon as possible while maintaining momentum in the launch of the Company's award winning contact center product, uniQue."

Microlog's Chairman of the Board, David M. Gische, Esq., added "We sincerely appreciate Mr. Thompson's efforts over his seven years as President of the Company and his leadership in beginning to resposition the Company in the rapidly expanding contract center arena."

Mr. Levi, the interim President and CEO, is the former President and Chief Operating Officer of Voice Processing Corp., President of Natural MicroSystems Corporation, and Chief Executive Officer or Chief Operating Officer of Raytheon Data Systems (a division of Raytheon Corp.), Centronics Data Computer Corp. and Raster Technologies, Inc. He is presently the Chairman of the Board of Mediaphonics, and has served as a consultant to the Regional Bell Operating Companies.

Headquartered in Germantown, Maryland, Microlog Corporation designs, develops, markets, and supports a complete family of Contact Center solutions including interactive communications systems and applications that improve customer service and increase productivity, while reducing costs. The Company's products find wide application in government, retail, collections, health care, utility, and many other markets in over 18 countries, including The United Kingdom, The Netherlands, France, Germany, and Italy. Microlog's products are sold through its direct sales force as well as through distributors, and value added resellers. Microlog received ISO 9001 certification in 1994, meeting the highest international standard for quality assurance. Old Dominion Systems Incorporated of Maryland (ODSM), a Microlog subsidiary, provides technical and administrative support to US prime government contractors. ODSM's comprehensive technical capabilities include software development life cycle support, data management support, and information management services. For more information, please visit the Microlog home page on the World Wide Web at http://www.mlog.com.

Statements  in this news release  concerning  future  results,  performance,  or expectations are forward-looking statements. Actual results, performance, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks and uncertainties, including the Company's ability to introduce new call center products on a timely manner, the demand for such products, technological innovation and competition, implementation of the Company's restructuring as planned and the Company's ability to keep its costs down, and other factors including those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases, and other communications.

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